April 2007 J P M O R G A N C H A S E 2007 Proxy Statement – Compensation-related Shareholder Proposal Discussion Exhibit 99.1

Compensation-related Shareholder Proposal Overview
Proxy statement includes two important compensation-related shareholder proposals.  The Board has recommended a vote against each of these proposals.
Proposal #4: performance-based restricted stock
Proposal #5: executive compensation approval
Board of Directors and Management view corporate governance as an important priority.  The Board and
Management have listened to and understand shareholder interest in corporate governance. Below are actions taken by the Board since the 2006 annual shareholder meeting:
By-laws amended to provide for majority voting for election of directors (director tenders resignation for Board consideration; replaced previous policy)
Established an independent presiding director position, which will rotate every six months between the chairs of the Compensation and the Corporate Governance Committees
By-laws amended to allow special shareholder meetings to be called by shareholders with at least one-third of shares outstanding
Adopted a policy on political contributions and legislative lobbying.  Posted a report on the Firm’s website regarding political contributions made by the Firm’s PACs
Formalized a policy on bonus recoupment if financial results are restated
Management has engaged key shareholders in dialogue to better understand positions and action steps desired regarding compensation practices and policies

Shareholder Proposal #4
Proposal #4 specifies that a significant portion of restricted stock awards to senior executives requires achievement of performance goals as a prerequisite to vesting
Board believes that current compensation policies and practices align Management and shareholder interests and performance-based compensation is already in place
Management performance is measured on both quantitative and qualitative criteria, which may include:
Multiple layers of rigor around setting compensation:
Performance of the Firm, relevant LOB and individual employee
Performance versus peers
Relative versus absolute performance: recognize that market conditions need to be differentiated versus underlying business growth
Return on capital
Contribution across business lines
Improving operational efficiency Expense management
Executing other major projects Revenue growth
Improving client satisfaction Credit and risk management
Investing for growth – business expansion
and technology
Operating earnings
Quantitative criteria
Supporting and strengthening the
communities we serve worldwide
Supporting the Firm’s values Executing acquisition integration tasks
Protecting the integrity and reputation
of the Firm
Attracting, developing and retaining
highly effective and diverse leaders
Maintaining compliance and controls Achieving and maintaining market leadership positions in key businesses
Thinking beyond your own business Establishing, refining and executing long-term strategic plans
Building an inclusive culture Quality of earnings
Qualitative criteria

Shareholder Proposal #4 (cont.)
Incentive compensation is variable (as it should be) from year-to-year; for Operating Committee as a group, 2006 incentive compensation averaged 95% of total annual compensation
Portion of incentive compensation must be equity-based¹: 35% for highly-compensated individuals and 50% for Operating Committee
Equity awards (restricted stock units) typically vest over a three year timeframe (0% in year 1; 50%
in years 2 and 3)
Periodic equity awards in form of stock appreciation rights (commonly referred to as options) have been awarded to a limited population of senior officers to further align them with long-term shareholder interests; vest over a five year period (0% in years 1 and 2; one-third in years 3-5)
Operating Committee and Executive Committee must retain 75% of all net shares received from equity-based awards
Board and Management believe that a high bar has been set for determining incentive compensation and that by delivering compensation with a portion as equity-based which vests over time there is an at-risk component
Because equity awards are based on prior achieved performance, it is not market practice within the financial services industry to impose further performance conditions
Risk of competitive disadvantage or alternatively higher compensation expense
¹Restricted stock units as a percentage of annual incentive compensation began at 10% for incentive awards of $20,000 and increased on a graduated scale

Shareholder Proposal #4 (cont.)
The Board and Management believe we already have in place appropriate quantitative and qualitative performance thresholds. Additional thresholds could lead to reliance on a simplistic formulaic approach to compensation.  Potential unintended consequences:
Reduce needed investments (expense) to meet short-term financial targets
Lever the balance sheet to attain revenue and earnings targets
Focus less on relationship management and business building and more on immediate gain/growth
Could drive individuals to take less risk rather than build or repair businesses
Corporate governance practices will continue to evolve, the Board and Management are committed to the continuing review of peer company practices and dialogue with key shareholders to insure that the Firm’s compensation policies and practices evolve appropriately over time

Shareholder Proposal #5
Proposal #5 requires a shareholder advisory vote to ratify the compensation of named executive officers
The Board and Management believe that the compensation policies and practices currently in place provide a thoughtful, disciplined and transparent approach to setting executive compensation
Appropriate checks and balances already in place: Compensation Committee reviews and approves the goals and objectives relevant to compensation for the CEO, all compensation for Operating Committee members and aggregate incentive awards and equity grants under the LTIP
CD&A disclosure provides improved transparency into compensation practices and actions
Could impact ability to attract and retain talent
Need to allow Board to fulfill its role on behalf of shareholders
Shareholders have multiple other mechanisms for effective input, such as votes on equity plans, election of directors, and communication with the Board and Management around the compensation process
Board and Management are open to shareholder discussion on compensation and welcome shareholder input
Existing lines of communication are better than an advisory vote which will be hard to interpret
May lead to formulaic approach to compensation review